Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement |_|

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |_|

Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")

(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman, Terry K. Dayton and Carl L. Olson (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: As of April 20, 2007, the record date for the meeting, there were 42,616,739 shares of Company common stock outstanding

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley, Terry K. Dayton and Carl L. Olson for the 2007 CHALLENGERS

4) Date Filed:

STEVE NIEMAN
15204 NE 181st Loop, Brush Prairie, WA 98606
stevenieman@mac.com | home: (360) 687-3187 | fax: (360) 666-6483
www.votepal.com | www.ourunion.org

Sept. 25, 2007

Mr. Bill Ayer
Chairman, Alaska Air Group, Inc.
PO Box 68947
Seattle, WA  98168

RE:  Challenging 2007 Alaska Air Group, Inc ("AAG") stockholder vote

Via: FAX (206) 392-5807 and email to keith.loveless@alaskaair.com

Dear Mr. Ayer:

As a stockholder of record, 401(k) plan participant, resolution sponsor, nominator and candidate at this year's stockholder meeting, I hereby advise that I am officially challenging the vote tallies of this year's stockholders meeting as recently published in the Aug. 7, 2007 U.S. SEC 10Q filing by the AAG.

After reviewing the published results of the 2007 voting in the AAG's SEC filing and comparing them with prior years' published results, I find the reported numbers sufficiently questionable to indicate the reasonable necessity of an unbiased reexamination of the entire voting process and the results.

As you are aware, this year Vanguard Fiduciary Trust Company, an AAG 401(k) fiduciary did a separate mailing to thousands of employee stockholders (the exact number is unknown to the Plan participants or the CHALLENGERs), who own approximately 1.5 million of the outstanding common shares.  Vanguard appears to have taken measures that made it easier for employee holders to cast their votes than in previous years.

As authority for divulging numbers of the 401(k) vote, I assert my rights as outlined in ERISA, the Summary Plan Description and the Trust Agreement.  From the Trust Agreement, I refer you to Article IV VOTING AND OTHER RIGHTS OF COMPANY STOCK Section 4.1, which states:  "Each Participant… shall have right to direct the Trustee as to the manner of voting and the exercise of all other rights which a shareholder of record has with respect to shares (and fractional shares) of Company stock…"

These questions of mine have to do with Plan governance.  I believe ERISA permits Plan Administrators or Trustees to exercise sole and absolute discretion and authority in regards to eligibility, amounts of benefits, claims, etc.  I do not believe ERISA permits this authority to circumvent proper governance of 401(k) plans.

We additionally note the high withholding vote of approximately 3.2 million votes recorded regarding shareholder proposals No. 5 (stockholder right to call special meetings) and No. 6 (subjecting future poison pill to a shareholder vote).  This is unprecedented over the last five-year voting record of AAG shareholders.  If this was not done properly, it is conceivable that proposal No. 5 may have won.

Considering the rights of all stockholders, we believe it is not only reasonable but necessary to accept our duty and officially challenge the 2007 voting procedures and results.

Accordingly, we demand and assert the legal right to access all books and records of all the proxy mailings, emails as well as all other types of records of communications with the individuals, be they employees of the company or employees of any and every proxy soliciting or tabulating agents that the AAG used to process, solicit, tally and record votes from all classes of AAG stockholders.

We will expect the records to be presented to us in such a manner that we will be able to review and to officially “challenge” any and all of the votes that were recorded (or not), and in a manner that will allow us to independently confirm the accuracy of the reported results.

We are willing to conduct the formal review and challenge ourselves, or to have the review and challenge conducted by a mutually agreed-upon third party.  In any event, we believe that our formal challenge serves the overriding interest of assuring that a fair election and accurate tabulation has occurred.

  As a first step, we should receive a written statement as to each of the steps taken to deliver proxy materials to all classes of AAG shareholders and to receive and tabulate their votes.  This statement should cover registered, street-name and employee-plan holders.
  We should receive a written chronology as to when each of the mailings, distributions and tabulations began, and when each step was considered finished, along with a written description of the audit procedures and other steps that were taken to assure that all votes were being recorded.
  Further, we should receive a written report from the Inspector of Elections that will describe in detail all steps and all measures that were taken to “inspect,” test and validate the AAG voting process and to determine that the reported vote was accurate.  We are particularly interested in seeing votes that were cast for our candidates and proposals that were either over-ruled or disallowed to be voted.

As legitimate candidates for election with reasonable grounds to challenge the published results, we assert that the company has the burden of duty to provide all these materials to us.

We assert that this challenge to the accuracy of the vote totals is timely, because AAG officials embargoed specific voting numbers of the June 12, 2007 meeting from the CHALLENGERS until the company filed with the SEC on August 7, 2007.

We believe it imperative that an effort to establish the verifiable trustworthiness of the AAG's proxy voting systems be accomplished.

We look forward to working with you cooperatively and in good faith to establish demonstrable confidence in AAG’s proxy voting, tabulation and reporting procedures.

Sincerely,

/s

Steve Nieman

email and fax cc:  Mr. Richard Foley, CHALLENGER candidate
Mr. Terry K. Dayton, CHALLENGER candidate, resolution proponent
Mr. Carl Olson, CHALLENGER candidate
Mr. Brian Stromberg, resolution proponent
Mr. Bill Davidge, resolution proponent
Mr. Brian Hollister, resolution proponent
Mr. John Chevedden, resolution proponent
The Honorable Christopher Cox, Chairman, Chairman, U.S. SEC Commissioners
U.S. SEC Commissioners Paul S. Atkins, Roel C. Campos, Annette L. Nazareth and Kathleen L. Casey
Mr. John W. White, Director, U.S. SEC Corporation Finance Division
U.S. Dept. of Labor Employee Benefits Security Administration
Mr. William Marsh, AAG Inspector of Elections
Mr. John Schadl, Vanguard Fiduciary Trust Company